UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2016
Coty Inc.

(Exact Name of Registrant as Specified in its Charter)

DE	001-35964	13-3823358
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Fifth Avenue New York, NY	10118
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 389-7300
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 15, 2016, Coty Inc. (the “Company”) appointed Camillo Pane, 45, to the position of Chief Executive Officer (“CEO”) of the Company and to the Board of Directors of the Company (the “Board”), each effective as of the day following the closing of the transactions contemplated by the Transaction Agreement, dated as of July 8, 2015, by and among The Procter & Gamble Company, Galleria Co., the Company and Green Acquisition Sub Inc. (the “Effective Date”), expected to be in October 2016. Mr. Pane will succeed Mr. Lambertus J.H. Becht, who has acted as interim CEO since September 29, 2014. Mr. Becht will continue to serve as Chairman of the Board.

Mr. Pane has served as Executive Vice President, Category Development and a member of the Coty Executive Committee since July 2015. Prior to joining the Company in this position, Mr. Pane spent 20 years with Reckitt Benckiser Group plc, where he held numerous high profile international marketing and general management roles through his career, in both developed and emerging markets, most recently as Senior Vice President, Global Category Officer Consumer Health from July 2011 until July 2015. Mr. Pane holds a degree in business administration from University of Bocconi in Milan.

The Company believes Mr. Pane is well qualified to serve as a director of the Board. Mr. Pane has many years of experience in the consumer products industry, including marketing, management and international business experience. The Company believes these experiences, along with Mr. Pane’s creativeness in working with global brands, will be advantageous to the Company and will be critical to his ability to identify, understand and address challenges and opportunities that the Company will face. In addition, having Mr. Pane serve as both CEO and a director will promote unified leadership and direction for both the Board and management.

In connection with his appointment as CEO, Mr. Pane entered into a new employment agreement with Coty Services UK Limited, a wholly-owned subsidiary of the Company. The employment agreement provides for an annual base salary in the amount of USD $1,000,000, payable in British pounds, an annual incentive bonus under the Company’s Annual Performance Plan (“APP Bonus”) targeted to be 100% of Mr. Pane’s annual base salary (with a maximum bonus of up to 3.6 times the target amount) and participation in the Company’s benefits programs generally made available to similarly-situated senior officers as set forth in his employment agreement. In addition, Mr. Pane is entitled to receive a cash bonus equal to USD $1,937,763 if, at the date that the Series A Preferred Stock currently held by Mr. Pane vests in accordance with the terms and conditions of the subscription agreement entered into between him and the Company on April 15, 2015 (the “First Subscription Agreement”), Mr. Pane continues to be employed by the Company and the fair market value of the Class A Common Stock on such vesting date exceeds by USD $3.00 per share the fair market value of the Class A Common Stock on April 15, 2015.

Mr. Pane will be eligible for annual long-term incentive awards, in such amounts and in such form as shall be determined by the Company’s Board or a duly authorized committee thereof. However, it is currently expected that such annual long-term incentive awards will consist of annual grants of restricted stock units (each, an “RSU”) having a grant date fair value of $3,000,000, which RSUs represent the right to receive, upon vesting, one share of common stock for each RSU. The RSUs generally vest at the end of five years of continuous service following the grant date.

As an inducement for him to enter the Company’s employment, it is anticipated that Mr. Pane will purchase 1,000,000 shares of Series A Preferred Stock pursuant to a subscription agreement, the terms and conditions of which are expected to be substantially similar to the terms of Mr. Pane’s First Subscription Agreement and which terms are described in Item 3.03 of the Company’s Form 8-K filed with the SEC on April 20, 2015, which is incorporated by reference in this report. It is expected that Mr. Pane will enter into such subscription agreement upon the Effective Date and subject to board approval.

Mr. Pane will not receive any additional compensation for his service as a director. In the event his employment is terminated by the Company without cause or by Mr. Pane with good reason, Mr. Pane will be entitled to receive a severance payment equal to two times (or in the event of termination by Mr. Pane for good reason following a change of control, three times) the aggregate of the base salary and the higher of the target APP Bonus and the average APP Bonus paid in the three years immediately prior to termination. He will also receive a pro-rated APP Bonus for the year of termination, based on his service through the date of termination and the amount that would have been payable to him based on actual performance. Mr. Pane would also be entitled to certain continued medical benefits coverage. A pro-rated APP Bonus would also be payable in respect of Mr. Pane’s service for the year of termination in the event his employment terminates due to death or disability.

Mr. Pane has also agreed to be bound by certain restrictive covenants for the benefit of the Company, including non-competition and non-solicitation restrictions that will continue in effect for 12 months following his employment with the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, attached hereto as Exhibit 10.1.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement, dated July 20, 2016, between Camillo Pane and Coty Services UK Ltd.
99.1	Press Release of the Company, dated July 21, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTY INC.
(Registrant)

Date:	July 21, 2016	By:	/s/ Jules P. Kaufman
			Name:	Jules P. Kaufman
			Title:	Senior Vice President, Secretary
and General Counsel

COTY INC.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated July 20, 2016, between Camillo Pane and Coty Services UK Limited.
99.1	Press release of the Company, dated July 21, 2016.